Ex. 99.1

Press Release

North American Energy Resources Announces Agreement to Purchase Oil and Gas Assets

New Orleans, LA (Businesswire) October 31, 2011. North American Energy Resources, Inc. (OTC: NAEY.PK) today announced that it has agreed to purchase a number of onshore and offshore oil and gas fields from a private seller for $175 Million in cash, subject to certain purchase price adjustments at closing. The assets include about 108 producing wells in 34 fields with average net production of 12 million cubic feet per day (MMcf/d) of natural gas and 900 barrels per day of oil (BBl/d), or a total of 2,900 BOE/d. The assets have Proven Reserves of approximately 14.5 Million BOE (as calculated by a third party reservoir engineering firm) with additional internally identified Probable and Possible potential of over 5 Million BOE. With only 30% of these reserves currently producing, substantial potential exists to dramatically increase production volumes. The effective date of the purchase is June 1, 2011, and the purchase, if completed, is scheduled to close on or before December 31, 2011.

Clinton W. Coldren, Chairman and CEO, commented, “We have been evaluating a number of acquisition opportunities. Our initial focus has primarily been on Gulf Coast properties with existing production, upside drilling, and redevelopment potential. This acquisition meets all of our criteria and is a great first step in the execution of our growth plans. Our technical team is optimistic about exploiting the significant remaining potential associated with the properties we are purchasing, as well as, identifying new higher impact exploration opportunities.”  Alan G. Massara, President and CFO, said, “We are committed to building shareholder value, and this is clearly a transformational purchase for North American. While we work to optimize the profitability of this acquisition, we will continue to seek complementary properties in the Gulf Coast and other productive basins.”

Completion of the purchase is subject to preferential rights-to-purchase held by other working interest owners in a number of the properties, as well as, several industry-standard closing conditions, including, without limitation, the completion by North American of satisfactory due diligence and the receipt of all necessary regulatory approvals. Additionally, North American’s ability to close the purchase is contingent on its ability to raise sufficient capital, and the failure to do so could result in termination of the purchase and sale agreement between North American and the private seller. There is no deposit, break-up or other termination fee payable under the purchase and sale agreement. North American intends to utilize a combination of debt and equity to fund the purchase. Interim financing for due diligence expenses and operations is being funded pursuant to a $500,000 bridge loan provided by Clinton W. Coldren. The loan is convertible into shares of common stock and has a term of one year.

About North American Energy Resources, Inc.

North American Energy Resources, Inc. (OTC: NAEY.PK) is an independent oil and natural gas company engaged in the acquisition, exploration and development of oil and natural gas properties and the production of oil and natural gas. The Company's operations are currently in Oklahoma in the upstream segment of the oil and gas industry. The Company also has an interest in a pipeline located in its area of operations, which is currently shut-in but could be used for gathering its gas and the gas production of other producers.

Forward-Looking Statements

All statements included in this release relating to future plans, projects, events or conditions and all other statements, other than statements of historical fact included in this release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices, or other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations, and changes in technical or operating conditions, among others, that could cause actual results, including acquisition plans, project plans and related expenditures, and resource recoveries to differ materially from those described in the forward-looking statements. North American Energy Resources, Inc. assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law. Additional information concerning potential factors that could affect future financial results are set forth in the Company's Annual Report on Form 10-K for the year ended April 30, 2011 and the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 2011.

Contact Information

Clinton Coldren or Alan Massara (504) 561-1151.